Filed Pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated

March 13, 2012 to Prospectus dated November 22, 2011

Registration No. 333-178121

W. R. Berkley Corporation

$350,000,000

4.625% SENIOR NOTES DUE 2022

Issuer:	W. R. Berkley Corporation

Securities:	4.625% Senior Notes due 2022

Security Type:	Senior Unsecured Fixed Rate Notes

Anticipated Ratings*:	Moody’s: Baa2 (Stable) / S&P: BBB+ (Stable) / Fitch: BBB+ (Stable)

Minimum Denominations:	$1,000 × $1,000

Trade Date:	March 13, 2012

Settlement Date (T+3):	March 16, 2012

Maturity Date:	March 15, 2022

Fees:	0.650%

Principal Amount:	$350,000,000

Price to Public:	99.620% of principal amount

Spread to Treasury Benchmark:	260 basis points

Treasury Benchmark:	2.000% due February 15, 2022

Treasury Benchmark Yield:	2.073%

Coupon:	4.625%

Yield to Maturity:	4.673%

Interest Payment Dates:	Semi-annually on the 15th of each September and March, commencing on September 15th , 2012

Optional Redemption:	Make-whole redemption at any time at a discount rate of US Treasury + 40 bps

CUSIP; ISIN:	084423AS1; US084423AS19

Active Bookrunner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (Billing & Delivering)

Joint Passive Bookrunners:	Goldman, Sachs & Co., Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Book-Running Manager will arrange to send you the prospectus if you request it by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.